EXHIBIT 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors,
SonoSite, Inc.:

          We consent to the incorporation by reference in the registration statements (Nos. 333-97973, 333-89518, 333-51820, 333-82739, 333-49401, 333-74833, 333-60112 and 333-110913) on Form S-8 and registration statements (Nos. 333-68610, 333-91083 and 333-83278) on Form S-3 of SonoSite, Inc. of our report dated February 6, 2004, with respect to the consolidated balance sheets of SonoSite, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and shareholders’ equity and comprehensive loss for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of SonoSite, Inc.

/s/ KPMG LLP

Seattle, Washington
March 11, 2004

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